                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549


                                  FORM 8-K/A

                               Amendment No. 2

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                      Securities and Exchange Commission

      Date of Report (Date of earliest event reported): January 10, 1997

                              Hadco Corporation
            (Exact name of Registrant as specified in its charter)

         Massachusetts                              0-12102                                04-2393279
-------------------------------            ------------------------            ---------------------------------
(State or other jurisdiction of            (Commission File Number)            (IRS Employer Identification No.)
        Incorporation


                 12A Manor Parkway, Salem, New Hampshire, 03079
               ---------------------------------------------------
                    (Address of principal executive offices)


                                 (603) 898-8000
               ---------------------------------------------------
               Registrant's telephone number, including area code

Item 7. Financial Statements and Exhibits
        ---------------------------------

     (a)  Financial Statements of Business Acquired
          -----------------------------------------

               Report of Independent Public Accountants (Arthur Andersen LLP) Independent Auditors' Report (KPMG Peat Marwick LLP) Consolidated Balance Sheets at December 31, 1996 and 1995 Consolidated Statements of Income for the Years Ended December 31, 1996, 1995 and 1994
               Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1996, 1995 and 1994
               Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, 1995 and 1994
               Notes to Consolidated Financial Statements

     (b)  Pro Forma Financial Information
          --------------------------------

          1.   Pro Forma Combined Condensed Balance Sheet as of October 26, 1996

          2. Pro Forma Combined Condensed Statement of Income for the Year Ended October 26, 1996

          3.   Notes to Pro Forma Combined Condensed Financial Statements

                       ZYCON CORPORATION AND SUBSIDIARIES


                          INDEX TO FINANCIAL STATEMENTS




                                                                          Page
                                                                          ----

Report of Arthur Andersen LLP..............................................F-2

Report of KPMG Peat Marwick LLP............................................F-3

Consolidated Balance Sheets as of December 31, 1996 and 1995...............F-4

Consolidated Statements of Income for the Years Ended
  December 31, 1996, 1995 and 1994.........................................F-5

Consolidated Statements of Stockholders' Equity for the Years
  Ended December 31, 1996, 1995 and 1994...................................F-6

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1995 and 1994.........................................F-7

Notes to Consolidated Financial Statements.................................F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Zycon Corporation:

We have audited the accompanying consolidated balance sheet of Zycon Corporation (a Delaware corporation) and subsidiaries as of December 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zycon Corporation and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.




                                        ARTHUR ANDERSEN LLP


San Jose, California
January 17, 1997

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of Zycon Corporation:

We have audited the accompanying consolidated balance sheet of Zycon Corporation and subsidiary as of December 31, 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zycon Corporation and subsidiary as of December 31, 1995 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1995 in conformity with generally accepted accounting principles.






                                                        KPMG Peat Marwick LLP

San Jose, California
January 19, 1996

                                ZYCON CORPORATION
                                -----------------


                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

                           DECEMBER 31, 1996 AND 1995
                 (In thousands, except share and per share data)


                                     ASSETS
                                     ------

                                                                    1996       1995
                                                                  --------   -------

CURRENT ASSETS:
  Cash and cash equivalents                                       $  7,549   $11,264
  Receivables, net of allowances of $255 in 1996 and $250
    in 1995                                                         28,430    20,886
  Inventories                                                       11,343     6,131
  Prepaid expenses and other current assets                          2,569     1,734
                                                                  --------   -------
          Current assets                                            49,891    40,015

PLANT AND EQUIPMENT, net                                            95,297    52,130

DEPOSITS AND OTHER ASSETS                                            3,304     2,830

EXCESS OF COST OVER NET ASSETS ACQUIRED, net of accumulated
  amortization of $272 in 1996                                       5,396       -
                                                                  --------   -------
                                                                  $153,888   $94,975
                                                                  ========   =======


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------


CURRENT LIABILITIES:
  Current portion of long-term debt and bank borrowings           $  9,122   $ 2,567
  Accounts payable                                                  26,192    17,624
  Accrued liabilities                                                7,479     5,021
  Income taxes payable                                                 870     1,770
                                                                  --------   -------
          Current liabilities                                       43,663    26,982

LONG-TERM DEBT AND LIABILITIES, net of current portion              43,777     5,458

DEFERRED INCOME TAXES                                                7,003     6,634
                                                                  --------   -------
          Total liabilities                                         94,443    39,074
                                                                  --------   -------
COMMITMENTS AND CONTINGENCIES (see Note 7)

STOCKHOLDERS' EQUITY:
  Preferred stock; $0.001 par value; 20,000,000
    shares authorized; none outstanding                                -         -
  Common stock; $0.001 par value; 25,000,000 shares authorized;
    11,056,600 and 11,000,000 shares issued and outstanding
    in 1996 and 1995, respectively                                      11        11
  Additional paid-in capital                                        33,024    32,369
  Retained earnings                                                 26,410    23,521
                                                                  --------   -------
          Total stockholders' equity                                59,445    55,901
                                                                  --------   -------
                                                                  $153,888   $94,975
                                                                  ========   =======


   The accompanying notes are an integral part of these financial statements.

                                ZYCON CORPORATION
                                -----------------


                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
              ----------------------------------------------------
                                 (In thousands)




                                                   1996        1995         1994
                                                 --------    --------     --------

NET SALES                                        $219,660    $180,944     $149,151

COST OF SALES                                     185,214     152,043      132,075
                                                 --------    --------     --------
          Gross profit                             34,446      28,901       17,076

OPERATING EXPENSES                                 17,179      12,299        9,318
                                                 --------    --------     --------
          Income from operations                   17,267      16,602        7,758
                                                 --------    --------     --------

OTHER INCOME (EXPENSE):
  Interest income                                     726         711          264
  Interest expense                                 (2,567)     (2,427)      (2,250)
  Other expense                                    (6,019)          -            -
                                                 --------    --------     --------
          Other income (expense)                   (7,860)     (1,716)      (1,986)
                                                 --------    --------     --------
          Income before income taxes                9,407      14,886        5,772

PROVISION FOR INCOME TAXES                          6,518       7,409           97
                                                 --------    --------     --------
NET INCOME                                       $  2,889    $  7,477     $  5,675
                                                 ========    ========     ========

PRO FORMA NET INCOME DATA (Unaudited):
  Income before income taxes, as reported                    $ 14,886     $  5,772
  Pro forma provision for income taxes                          5,925        2,333
                                                             --------     --------
  Pro forma net income                                       $  8,961     $  3,439
                                                             ========     ========



   The accompanying notes are an integral part of these financial statements.

                                ZYCON CORPORATION
                                -----------------

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
              ----------------------------------------------------
                                 (In thousands)


                                                                                 Notes
                                               Common Stock     Additional    Receivable                       Total
                                             ----------------    Paid-in         from        Retained       Stockholders'
                                             Shares    Amount    Capital     Stockholders    Earnings          Equity
                                             ------    ------    -------     ------------    --------          ------

 BALANCES AS OF DECEMBER 31, 1993             8,000      $ 8      $    22        $   -       $23,483         $23,513

   Stockholder distributions                      -        -            -            -        (3,859)         (3,859)

   Issuance of stockholder notes                  -        -            -         (575)            -            (575)

   Collections on stockholder notes               -        -            -           45             -              45

   Net income                                     -        -            -            -         5,675           5,675
                                             ------      ---      -------        -----       -------         -------
 BALANCES AS OF DECEMBER 31, 1994             8,000        8           22         (530)       25,299          24,799

   Sale of common stock,
     net of $3,650 issuance costs             3,000        3       32,347            -             -          32,350

   Stockholder distributions                      -        -            -            -        (9,255)         (9,255)

   Collections on stockholder notes               -        -            -          530             -             530

   Net income                                     -        -            -            -         7,477           7,477
                                             ------      ---      -------        -----       -------         -------
 BALANCES AS OF DECEMBER 31, 1995            11,000       11       32,369            -        23,521          55,901

   Issuance of common stock in
    connection with Alternate Circuit
    Technology, Inc. (ACT) acquisition           50        -          600            -             -             600

   Issuance of common stock pursuant
    to the stock option plan                      7        -           55            -             -              55

   Net income                                     -        -            -            -         2,889           2,889
                                             ------      ---      -------        -----       -------         -------
 BALANCES AS OF DECEMBER 31, 1996            11,057      $11      $33,024        $   -       $26,410         $59,445
                                             ======      ===      =======        =====       =======         =======


   The accompanying notes are an integral part of these financial statements.

                                ZYCON CORPORATION
                                -----------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
              ----------------------------------------------------
                                 (In thousands)


                                                                  1996           1995           1994
                                                                --------      --------      --------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                    $  2,889      $  7,477      $  5,675
  Adjustments to reconcile net income to net cash
    provided by operating activities-
      Depreciation and amortization                               11,016         9,691         9,199
      Deferred income taxes                                           38         5,618           -
      Changes in operating assets and liabilities, net of
        effects from purchase of ACT:
          Increase in receivables                                 (5,538)       (5,723)       (4,234)
          (Increase) decrease in inventories                      (3,106)       (1,661)          156
          (Increase) decrease in prepaid expenses, deposits
            and other assets                                       2,134        (2,491)          339
          Increase in accounts payable                             7,862         7,010           772
          Increase in accrued liabilities                          1,060         1,708           204
          Increase (decrease) in income taxes payable               (607)        1,770           -
                                                                --------      --------      --------
            Net cash provided by operating activities             15,748        23,399        12,111
                                                                --------      --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of ACT, net of cash acquired                           (8,888)          -             -
  Purchases of plant and equipment                               (52,156)      (22,365)      (13,060)
  Sale of short-term investments                                     -             -           2,026
                                                                --------      --------      --------
            Net cash used for investing activities               (61,044)      (22,365)      (11,034)
                                                                --------      --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Bank borrowings, net                                             2,543        (7,000)        1,000
  Proceeds from long-term debt                                    46,206         1,761        11,378
  Repayment of long-term debt                                     (7,223)      (14,863)       (7,685)
  Proceeds from sale of common stock                                  55        32,350           -
  Issuance of stockholder notes                                      -             -            (575)
  Collections on stockholder notes                                   -             530            45
  Distribution paid to stockholders                                  -         (10,765)       (3,185)
                                                                --------      --------      --------
            Net cash provided by financing activities             41,581         2,013           978
                                                                --------      --------      --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  (3,715)        3,047         2,055

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                    11,264         8,217         6,162
                                                                --------      --------      --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                        $  7,549      $ 11,264      $  8,217
                                                                ========      ========      ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest                                        $  2,351      $  2,427      $  2,149

  Cash paid for income taxes                                    $  6,357      $     60      $     20

 SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
   Issuance of common stock in connection with ACT
     acquisition                                                $    600      $    -        $    -
   Assets of $8,802 acquired, net of related liabilities
     of $4,961 assumed from ACT                                 $  3,841      $    -        $    -
   Stockholder distributions declared but not paid              $    -        $    -        $  1,510



   The accompanying notes are an integral part of these financial statements.

                       ZYCON CORPORATION AND SUBSIDIARIES
                       ----------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                                DECEMBER 31, 1996
                                -----------------



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
   ------------------------------------------

The Company and Consolidation
-----------------------------

Zycon Corporation (the "Company") manufactures multilayer printed circuit boards for original equipment manufacturers and contract manufacturers of sophisticated electronic equipment. The Company's principal customers serve diverse market segments, including data communications, telecommunications, advanced storage systems, workstation, servers and personal computers.

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates
----------------

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Cash Equivalents
----------------

Cash equivalents consist primarily of money market funds and highly liquid debt instruments with original maturity dates up to 90 days.

Short-Term Investments
----------------------

In 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Short-term investments are classified as available for sale under the provisions of SFAS No. 115 and are stated at fair value. Any unrealized gains and losses are reported as a separate component of stockholders' equity, but to date have not been significant.

Inventories
-----------

Inventories are stated at the lower of first-in, first-out cost or market. The Company periodically reviews its inventories for potential slow-moving and obsolete items and writes down impaired items to net realizable value.

Plant and Equipment
-------------------

Plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 40 years. Leasehold improvements are amortized over the shorter of the respective lease terms, ranging from 10 to 20 years, or their estimated useful lives.

Intangible Assets
-----------------

Excess of cost over net assets acquired (goodwill) from the ACT acquisition (see
Note 5) is amortized using the straight-line method over ten years. In order to comply with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the realizability is evaluated periodically by management as events or circumstances indicate a possible inability to recover its carrying amount. Such evaluation is based on various analyses, including cash flow and profitability projections that incorporate, as applicable, the impact on existing lines of business. The analysis necessarily involves significant management judgment to evaluate the ability of an acquired business to perform within projections.

Revenue Recognition
-------------------

Sales are recognized upon shipment. Product returns and warranty costs have been insignificant.

Research and Development Expenses
---------------------------------

The Company charges research and development expenses to operations as incurred. For the years ended December 31, 1994, 1995 and 1996, research and development expenses were approximately $968,000, $1,066,000 and $1,100,000, respectively, and are included in operating expenses.

Other Expense
-------------

The Company incurred other expense of $6,019,000 during the year ended December 31, 1996 relating to the acquisition of the Company by Hadco Corporation (see
Note 8).

Income Taxes
------------

The Company accounts for income taxes using the liability method under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date.

The Company was an S corporation for Federal and state income tax reporting purposes prior to the initial public offering on September 26, 1995. Federal and state income taxes on the income of an S corporation are generally payable by the individual stockholders rather than the corporation. Accordingly, only the California S corporation franchise tax was provided while the Company was as S corporation.

Upon termination of the Company's S corporation status, the Company established its net deferred tax liability and recorded an accompanying charge of $4.5 million to income tax expense in 1995. The accompanying consolidated statements of income for the years ended December 31, 1995 and 1994 includes provisions for income taxes on an unaudited pro forma basis, using the asset and liability method, as if the Company had been a C corporation, fully subject to Federal and state income taxes.

Environmental Remediation Costs
-------------------------------

The Company accrues for expenses associated with environmental remediation obligations when such expenses are probable and can be reasonably estimated. Accruals for estimated expenses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information becomes available or circumstances change. Estimates of future expenditures for environmental remediation obligations are not discounted to their present value.

Concentration of Credit Risk
----------------------------

Financial instruments potentially subjecting the Company to concentration of credit risk consist primarily of cash equivalents and accounts receivable. By policy, the Company limits the amounts invested in any one type of investment. Management believes the financial risks associated with such investments are minimal. Substantially all of the Company's accounts receivable are derived from domestic sales to original equipment manufacturers and contract assemblers of workstations, networking products, computers, telecommunications equipment and instrumentation devices. A significant percentage of the Company's receivables are concentrated with a few customers.
Historically, the Company has not incurred material credit-related losses.

Foreign Currency Translation
----------------------------

The functional currency of the Company's Malaysian subsidiary is the United States dollar. Accordingly, all translation gains and losses resulting from transactions denominated in currencies other than United States dollars are included in the consolidated statements of income. To date, the resulting gains and losses have not been material.

Reclassifications
-----------------

Certain 1994 and 1995 balances have been reclassified to conform with the 1996 consolidated financial statement presentation.

2. BALANCE SHEET COMPONENTS:
   ------------------------

Cash Equivalents
----------------

Cash equivalents include certain investments classified as available-for-sale securities as follows as of December 31 (in thousands):

                                                 1996           1995
                                                ------        -------

     Money market funds                         $3,574        $    -
     U.S. governmental treasury bills            1,975          1,995
     Commercial paper                            2,000         11,000
                                                ------        -------
                                                $7,549        $12,995
                                                ======        =======

These securities all have original maturity dates of 90 days or less, with fair values approximating their cost.

Inventories
-----------

A summary of inventories follows as of December 31 (in thousands):

                                                 1996            1995
                                               -------         ------

     Raw materials                             $ 5,599         $1,392
     Work in process                             5,744          4,739
                                               -------         ------
                                               $11,343         $6,131
                                               =======         ======

Plant and Equipment
-------------------

A summary of plant and equipment follows as of December 31 (in thousands):

                                                  1996           1995
                                                --------       -------

     Machinery and equipment                    $ 98,699       $61,975
     Leasehold improvements                       25,744        23,704
     Building and building improvements           15,458             -
     Office furniture and equipment                  553           520
     Construction in progress                        813         3,250
     Other                                             -           580
                                                --------       -------
                                                 141,267        90,029
     Less- Accumulated depreciation and
       amortization                              (45,970)      (37,899)
                                                --------       -------
                                                $ 95,297       $52,130
                                                ========       =======

Plant and equipment with a cost of approximately $32 million are located at the Company's wholly owned subsidiary in Malaysia.

Accrued Liabilities
-------------------

Accrued liabilities consisted of the following as of December 31 (in thousands):

                                                  1996       1995
                                                 ------     ------

     Vacation                                    $2,120     $1,883
     Payroll                                      1,764      1,099
     Bonuses                                      1,104      1,170
     Health care and workers compensation         1,150        530
     Other                                        1,341        339
                                                 ------     ------
                                                 $7,479     $5,021
                                                 ======     ======

Long-Term Debt and Liabilities and Bank Borrowings
--------------------------------------------------

Long-term debt and liabilities and bank borrowings consisted of the following as of December 31 (in thousands):

                                                         1996      1995
                                                        -------   -------

     Line of credit arrangement with a U.S. bank        $16,136   $     -
     Line of credit arrangement with a
       Malaysian bank                                     2,543         -
     Notes payable to financial lending
       companies and banks                               32,857     8,025
     Long-term liabilities                                1,363         -
                                                        -------   -------
                                                         52,899     8,025
     Less - Current maturities                           (9,122)   (2,567)
                                                        -------   -------
     Long-term debt and liabilities                     $43,777   $ 5,458
                                                        =======   =======

The Company has available a revolving bank line of credit arrangement with a U.S. bank aggregating the lesser of $28,000,000 or a specified percentage of eligible accounts receivable. As of December 31, 1996, there was $16,136,000 outstanding under the line of credit agreement. The line of credit agreement expires on July 1, 1998. Borrowings under the line of credit agreement incur interest at the bank's prime rate (8.25% as of December 31, 1996) and are secured by receivables, inventories and machinery and equipment. The maximum balance outstanding during the year under this arrangement was $20,752,000, and the average outstanding balance during the year was $10,490,000.

The Company also has a line of credit arrangement with a Malaysian bank for aggregate borrowings of approximately $4.3 million for the purpose of acquiring land, facilities and equipment for the Company's Malaysian subsidiary. The arrangement is renewable annually. As of December 31, 1996, there was $2,543,000 outstanding under this arrangement and the weighted average interest rate was 10%.

Notes payable to financial lending companies and banks are secured by machinery and equipment and are generally payable in equal monthly installments, bearing interest ranging from approximately 7.2% to 11.4% (8.3% weighted average).

Annual maturities of the notes payable are as follows (in thousands):

       Year Ending
       December 31,
       ------------

          1997               $6,450
          1998                6,788
          1999                6,125
          2000                5,260
          2001                8,234
                            -------
                            $32,857
                            =======

In connection with the acquisition of the Company by Hadco Corporation (see Note
8), approximately $33.5 million of these notes payable and borrowings under the line of credit arrangement with the U.S. bank were repaid subsequent to year end.

The Company has a commitment from a bank for a $15.5 million term loan facility which expires in 2005 for the purpose of acquiring equipment and for working capital to be invested in the Company's Malaysia subsidiary. Borrowings are to be repaid over five years with interest payable at either a fixed rate equal to the bank's cost of funds at the time of borrowing plus 3.25% or an adjustable rate equal to the bank's prime rate plus 1.75%. As of December 31, 1996, there were no borrowings outstanding under this facility. Upon the acquisition of the Company by Hadco (see Note 8), the commitment under this facility was decreased to $4.4 million.

3. STOCKHOLDERS' EQUITY:
   --------------------

Stockholder Distributions
-------------------------

On September 26, 1995, the Company elected C corporation status for Federal and state income tax reporting purposes. Simultaneously with the election of C corporation status, the Company declared a distribution payable to existing stockholders of the Company. This distribution represented undistributed S corporation earnings of the Company through the completion of the Company's initial public offering and the amount of the stockholders' S corporation tax bases.

Stock-Based Compensation Plan
-----------------------------

In 1993, the Company adopted the 1993 Long-Term Equity Incentive Plan (the "Stock Plan"). The Company accounts for this Stock Plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation expense has been recognized. Had compensation expense for the Stock Plan been determined consistent with Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," the Company's net income would have been reduced to the following pro forma amounts (in thousands):

                          1996        1995
                          ----        ----

      As Reported        $2,889      $7,477
      Pro Forma          $1,579      $6,975

The Company may grant up to 1,100,000 shares of stock to its employees and consultants under the Stock Plan. The Company grants options with an exercise price at least equal to the fair market price at date of grant. Options granted under the Stock Plan vest between 20% and 60% at the end of the first year and ratably thereafter for a period of four years.

There was no activity under the Stock Plan during 1994. A summary of the activity under the Stock Plan during 1995 and 1996 follows:

                                                                  Weighted
                                                                  Average
                                                   Number of      Exercise
                                                    Options        Price
                                                   ---------      --------
        Outstanding at December 31, 1994                   -       $    -

          Granted                                    707,600        10.36
                                                     -------       ------
        Outstanding at December 31, 1995             707,600        10.36

          Granted                                    105,200        10.50
          Exercised                                   (6,600)        8.36
          Cancelled                                  (36,900)       11.54
                                                     -------       ------
        Outstanding at December 31, 1996             769,300       $10.35
                                                     =======       ======

As of December 31, 1996, 765,800 of the 769,300 options outstanding have exercise prices between $8 and $12.00, with a weighted average exercise price of $10.34 and a weighted average remaining contractual life of 3.7 years. 230,200 of these options are exercisable as of December 31, 1996. The remaining 3,500 options have an exercise price and a weighted average exercise price of $13.25 and a weighted average remaining contractual life of 3.88 years. 700 of these options are exercisable as of December 31, 1996. There was no options exercisable as of December 31, 1995.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1995 and 1996; risk-free interest rate of 6 percent; expected dividend yields of 0 percent; expected lives of 7 years; expected volatility of 35 percent. Weighted average fair values of options granted in 1995 and 1996 were $4.30 and $3.00, respectively.

In connection with the acquisition of the Company by Hadco Corporation (see Note
8), the vesting for all outstanding options as of January 9, 1997 was immediately accelerated pursuant to the terms of the Stock Plan and then redeemed for cash equal to the difference between the exercise price of the vested option and $18.00 per share.

4. INCOME TAXES:
   ------------

The components of income tax expense, as presented in the accompanying consolidated statements of income, comprise California S corporation franchise taxes for 1994 and through September 26, 1995, and Federal and state taxes for the remainder of 1995 and all of 1996. The pro forma provision for income taxes reflects the income tax expense that would have been reported if the Company had been a C corporation in 1994 and all of 1995. The components of the provision for income taxes and unaudited pro forma provision for income taxes are as follows (in thousands):

                                                        Years Ended December 31
                                      -----------------------------------------------------------
                                                    Actual                          Pro Forma
                                      --------------------------------         ------------------
                                       1996          1995          1994         1995         1994
                                      ------        ------         ---         ------       ------

        Current-
          Federal                     $4,835        $1,349         $ -         $3,547       $1,431
          State                          483           342          97            975          453
                                      ------        ------         ---         ------       ------
                  Total current        5,318         1,691          97          4,522        1,884
                                      ------        ------         ---         ------       ------
        Deferred-
          Federal                        928         1,123           -          1,271          368
          State                          272           116           -            132           81
          Termination of S
           corporation status              -         4,479           -              -            -
                                      ------        ------         ---         ------       ------
                  Total deferred       1,200         5,718           -          1,403          449
                                      ------        ------         ---         ------       ------
        Net tax provision             $6,518        $7,409         $97         $5,925       $2,333
                                      ======        ======         ===         ======       ======

The following table reconciles the expected Federal income tax expense to the Company's actual income tax expense and unaudited pro forma income tax expense
(in thousands):

                                                              Years Ended December 31
                                           ---------------------------------------------------------
                                                         Actual                        Pro Forma
                                           ---------------------------------     -------------------
                                             1996          1995        1994       1995         1994
                                            ------       -------     -------     ------       ------

        Expected Federal income tax
          expense                           $3,292       $ 5,061     $ 1,962     $5,061       $1,962
        State income taxes, net of
          Federal tax benefit                  569           337          97        776          352
        Nondeductible foreign
          subsidiary loss                      721             -           -          -            -
        Nondeductible acquisition costs      2,107             -           -          -            -
        Termination of S corporation
          status                                 -         4,479           -          -            -
        Effect of S corporation earnings
          taxable to stockholders                -        (2,557)     (1,962)         -            -
        Other, net                            (171)           89           -         88           19
                                            ------       -------     -------     ------       ------
                                            $6,518       $ 7,409     $    97     $5,925       $2,333
                                            ======       =======     =======     ======       ======


The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liability are presented below as of December 31 (in thousands):

                                                1996            1995
                                               -------         -------

      Deferred income tax assets:
        Reserves and accruals                  $ 1,013         $   749
        State income taxes                         234             167
                                               -------         -------
      Total deferred income tax assets           1,247             916

      Deferred income tax liability:
        Depreciation and amortization           (7,003)         (6,634)
                                               -------         -------
      Net deferred income tax liability        $(5,756)        $(5,718)
                                               =======         =======

Deferred income tax assets are classified in other current assets in the accompanying consolidated balance sheets.

5. ACQUISITION OF ALTERNATIVE CIRCUIT TECHNOLOGY, INC.:
   --------------------------------------------------

On June 7, 1996, the Company completed the acquisition of the assets of Alternate Circuit Technology, Inc. (ACT). ACT was in the business of owning, operating and managing a quick turnaround printed circuit board manufacturing facility in Massachusetts. The purchase price consisted of cash of $8,641,000, 50,000 shares of the Company's common stock with a total market value of $600,000 and a covenant not to compete arrangement to two ACT shareholders amounting to $200,000. The acquisition has been recorded using the purchase method of accounting. The excess of the aggregate purchase price over the fair market value of net assets acquired was $5,668,000, and this goodwill is being amortized over ten years. The operating results of ACT have been included in the Company's consolidated financial statements since the date of acquisition.

The following unaudited pro forma financial information shows the results of operations for the years ended December 31, 1995 and 1996 as if the ACT acquisition had occurred at the beginning of each period presented. The results are not necessarily indicative of what would have occurred had the acquisition actually been made at the beginning of each of the respective periods presented or of future operations of the combined companies.

                                                            Years Ended
                                                            December 31,
                                                        -------------------
                                                          1996       1995
                                                        --------   --------
                                                          (in thousands)
Net sales...........................................    $226,657   $196,304
Net income..........................................       2,529      8,027

6. CUSTOMERS:
   ---------

In 1996, one customer accounted for 12% of the Company's consolidated net sales. Included in the accounts receivable balance at December 31, 1996 is an amount equal to 9% of the balance related to this customer. In 1995, one customer accounted for 13% and two companies each accounted for 10% of the Company's consolidated net sales. These three customers comprised 35% of accounts receivable at December 31, 1995. In 1994, one customer accounted for 15%, one for 11% and one for 10% of consolidated net sales.


7. COMMITMENTS AND CONTINGENCIES:
   -----------------------------

Operating Leases
----------------

The Company occupies its facilities under various operating lease agreements. In addition, the Company leases certain machinery and equipment under operating leases. Future minimum lease payments required under operating leases in the years subsequent to December 31, 1996 will be as follows (in thousands):

       Year Ended
       December 31,
       ------------
          1997                       $ 3,984
          1998                         3,830
          1999                         3,926
          2000                         4,022
          2001                         4,091
          2002 and thereafter         26,175
                                     -------
                                     $46,028
                                     =======

Facility and equipment rent expense was approximately $4,609,000, $4,566,000 and $4,452,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Approximately $135,000 and $360,000 of these amounts in 1995 and 1994, respectively were paid to a partnership whose partners were also stockholders of the Company.

Purchase Commitments
--------------------

Purchase commitments aggregated $4,126,000 as of December 31, 1996, primarily for the acquisition of machinery and equipment.

Stockholders' Benefit and Deferred Compensation Plan
----------------------------------------------------

The Company has agreements with its original four stockholders providing for payment aggregating two years salary per stockholder in the event of death in service or disability and for payments in the event of an adjustment of the Company's taxable income for any period the corporation was subject to S corporation status under the Federal or state income tax laws. To date, no payments have been required under these agreements.

Subsequent to the year end and upon the acquisition of the Company by Hadco Corporation, the Company entered into a deferred compensation plan with key executive employees (none of whom were directors of the Company). The plan will provide these key executive employees with certain deferred compensation under certain circumstances.

Workers' Compensation
---------------------

The Company self-insures its workers' compensation plan and accrues for incurred claims development and estimated incurred but not reported claims. If future incurred claims development substantially exceeds historical claim patterns used to estimate the accrual, the Company could incur significant additional obligations.

Environmental Matters
---------------------

In March 1993, the U.S. Environmental Protection Agency (EPA) notified Zycon of its potential liability for maintenance and remediation costs in connection with a hazardous waste disposal facility operated by Casmalia Resources, a California Limited Partnership, in Santa Barbara County, California. The EPA identified Zycon as one of the 65 generators which had disposed the greatest amounts of materials at the site. Based on the total tonnage contributed by all generators, Zycon's share is estimated at approximately 0.2% of the total weight.

The Casmalia site was regulated by the EPA during the period when the material was accepted. There is no allegation that Zycon violated any law in the disposal of material at the site, rather the EPA's actions stemmed from the fact that Casmalia Resources may not have the financial means to implement a closure plan for the site and because of Zycon's status as a generator of hazardous waste.

In September 1996, a Consent Decree among the EPA and 48 entities (including Zycon) acting through the Casmalia Steering Committee ("CSC") was lodged with the United States District Court in Los Angeles, California, which must approve the agreement. Although this approval is pending, work to be performed by the settling parties under the Consent Decree has commenced and is ongoing pursuant to the provisions of an interim Administrative Order on Consent among the settling parties and the EPA. The Consent Decree sets forth the terms and conditions under which the CSC will carry out work aimed at final closure of the site. Certain closure activities will be performed by the CSC. Later work will be performed by the CSC, if funded by other parties. Under the Consent Decree, the settling parties will work with the EPA to pursue the non-settling parties to ensure they participate in contributing to the closure and long-term operation and maintenance of the facility.

8. ACQUISITION BY HADCO CORPORATION:
   --------------------------------

In December 1996, Hadco Corporation ("Hadco") agreed to acquire all of the outstanding shares of the Company's common stock at a purchase price of $18.00 per share upon the terms and subject to the conditions set forth in the Tender Offer Statement. The Tender Offer Statement was made pursuant to an Agreement and Plan of Merger dated as of December 4, 1996 between Hadco and the Company. The offer expired on January 9, 1997 after which substantially all of the outstanding shares of the Company's common stock were acquired by Hadco. The Company incurred costs aggregating $2,869,000 which represented investment banking, financial advisory and legal fees incurred relating to the acquisition by Hadco. These costs have been expensed in the accompanying consolidated statement of income for the year ended December 31, 1996 as other expense. The Company paid approximately $2,100,000 of the total costs incurred to a financial advisory firm in which the president of such firm was also a member of the Company's Board of Directors.

Prior to entering into the Agreement and the Plan of Merger with Hadco, the Company and certain of its principal shareholders had entered into an agreement to sell all of the outstanding shares of the Company's common stock at $16.25 per share to an unrelated party, but the Company subsequently terminated this agreement. In connection with this termination, the Company incurred break-up fees and legal costs amounting to approximately $3,150,000, which was expensed in the accompanying consolidated statement of income for the year ended December 31, 1996 as other expense.

                PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS



        In January 1997, the Registrant purchased substantially all of Zycon's Common Stock and stock options for approximately $205 million in cash. The Registrant also incurred approximately $7.5 million in acquisition related costs resulting in a total purchase price of approximately $212.5 million. The acquisition was financed by the newly issued Credit Facility of up to $250 million. The Registrant borrowed approximately $215 million under the new Credit Facility, upon consummation of the transaction.

     This acquisition is being accounted for as a purchase, and due to the different bases in certain assets for book and tax purposes, deferred taxes have been provided for as part of the purchase price allocation in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. A significant portion of the purchase price, as outlined in the attached notes to these pro forma financial statements, has been identified in an appraisal as intangible assets, including approximately $78 million of research and development in process (see discussion in Note 1).

     The accompanying pro forma combined condensed balance sheet as of October 26, 1996 assumes that the acquisition of the Company took place as of October 26, 1996. The accompanying pro forma combined condensed statement of income assumes that the acquisition of the Company took place on October 29, 1995, the beginning of the Registrant's fiscal year ended October 26, 1996. The pro forma combined condensed statement of income does not include the effect of any non-recurring charges directly attributable to the acquisition.

     The accompanying pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would actually have been reported had the acquisition been in effect during the periods presented, or which may be reported in the future.

     The accompanying pro forma combined condensed financial statements should be read in conjunction with the historical financial statements and related notes thereto for the Registrant and the Company.

                                HADCO CORPORATION

                                      PRO FORMA COMBINED CONDENSED BALANCE SHEETS
                                                  (UNAUDITED)
                                                 (IN THOUSANDS)

                                                                 Historical
                                                       -----------------------------
                                                          Hadco            Zycon
                                                       October 26,       December 31,    Pro Forma
                                                           1996             1996        Adjustments          Combined

CURRENT ASSETS:
     Cash and short term investments                    $ 42,187          $  7,549       $ (33,520) (1)       $ 16,216
     Accounts receivable, net                             40,622            28,430                              69,052
     Inventories                                          21,786            11,343                              33,129
     Other current assets                                  8,966             2,569                              11,535
                                                        --------          --------       ---------            --------
         Total current assets                            113,561            49,891         (33,520)            129,932

Property, plant and equipment, net                       103,735            95,297                             199,032

Other assets                                               2,205             3,304                               5,509

Goodwill and intangible assets                                 -             5,396         103,573  (1)        108,969
                                                        --------          --------       ---------            --------
                                                        $219,501          $153,888       $  70,053            $443,442
                                                        ========          ========       =========            ========

CURRENT LIABILITIES:
     Accounts payable and accrued expenses              $ 68,093          $ 34,541       $  (2,782) (1)       $ 99,852

     Current portion of long term debt                     1,907             9,122                               8,486
                                                        --------          --------       ---------            --------
         Total current liabilities                        70,000            43,663          (2,782)            108,339
                                                        --------          --------       ---------            --------

Long term debt                                             1,515            43,777         181,480  (1)        229,315
                                                        --------          --------       ---------            --------
Other long term liabilities                                9,145               -                                 9,145
                                                        --------          --------                            --------
Deferred income taxes                                         --             7,003          28,800  (1)         35,803
                                                        --------          --------       ---------            --------

STOCKHOLDERS' INVESTMENT:
     Common stock                                            521                11             (11) (1)            521
     Paid in capital                                      30,939            33,024         (33,024) (1)         30,939
     Deferred compensation                                  (240)               --              --                (240)
     Retained earnings                                   107,621            26,410        (104,410) (1)         29,621
                                                        --------          --------       ---------            --------
         Total stockholders' investment                  138,841            59,445        (137,445)             60,841
                                                        --------          --------       ---------            --------
                                                        $219,501          $153,888       $  70,053            $443,442
                                                        ========          ========       =========            ========




           (See accompanying notes to the pro forma combined condensed financial statements)

                                HADCO CORPORATION

                            PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                             (UNAUDITED)
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             Historical
                                                      --------------------------
                                                        Hadco          Zycon
                                                      Year Ended     Year Ended
                                                      October 26,    December 31,     Pro Forma               Pro Forma
                                                         1996           1996         Adjustments              Combined

Net sales                                             $350,685        $219,660                                $570,345
Cost of sales                                          260,230         185,214                                 445,444
                                                      --------        --------                                --------
Gross profit                                            90,455          34,446                                 124,901
Operating Expenses                                      38,923          17,179                                  56,102
Amortization of Acquired Intangible Assets                  --              --          6,468   (2)              6,468
                                                      --------        --------        -------                 --------
     Income from operations                             51,532          17,267         (6,468)                  62,331
Interest income                                          1,287             726           (805)  (3)              1,208
Interest expense                                          (338)         (2,567)       (13,292)  (4)            (16,197)
Other expense                                               --          (6,019)         6,019   (1)                 --
                                                      --------        --------        -------                 --------
     Income before provision for income taxes           52,481           9,407        (14,546)                  47,342

Provision for income taxes                              20,467           6,518         (6,865)  (5)             20,120
                                                      --------        --------        -------                 --------
     Net income                                       $ 32,014        $  2,889         (7,681)                $ 27,222
                                                      ========        ========        =======                 ========

Net income per common and common equivalent
share                                                 $   2.89                                                $   2.46
                                                      ========                                                ========
Weighted average common and common equivalent
shares outstanding                                      11,084                                                  11,084
                                                      ========                                                ========


           (See accompanying notes to the pro forma combined condensed financial statements)

                                HADCO CORPORATION
          Notes to Pro Forma Combined Condensed Financial Statements


          Note 1:   Allocation of Purchase Price

               The following outlines the allocation of purchase price for the acquisition of the Company:

                              (In Thousands)

               Purchased in-process R&D (1)                          $78,000
               Developed technology                                   30,000
               Customer relationships                                 19,000
               Assembled workforce                                    10,000
               Tradenames/Trademarks                                  13,000
               Goodwill                                               36,969
                                                                    --------
                                                                     186,969
               Net book value of assets acquired                      54,316
                                                                    --------
                                                                     241,285
               Less: Deferred Taxes                                  (28,800)
                                                                    --------
                                                                    $212,485
                                                                    ========

               (1) For purposes of these Pro forma combined condensed financial statements, the acquired in-process R&D was assumed to have been written off prior to the period presented herein, so that the statements of income includes only recurring costs.

          Note 2:   Pro Forma Adjustments

               The following is a description of each of the pro forma adjustments:

          1.   Eliminate non-recurring acquisition costs incurred by Zycon.

          2. Amortization of acquired intangible assets over lives ranging from 12-30 years.

          3. Reduce interest income as a result of utilizing cash for acquisition.

          4. Interest expense on debt issued to finance acquisition, at an assumed weighted average rate of 7.5%

          5.   Related tax effect of adjustments 1-4.

          Note 3:

               In connection with acquisition of Zycon, Hadco eliminated nine executive positions at Zycon, which resulted in pre-tax annual savings of $2,637,000. Taking these savings into account for the year ended October 26, 1996, pro forma net income would have been $28,700,000, and pro forma net income per share would have been $2.59.

     (c)  Exhibits
          --------

          23.1 Consent of Independent Public Accountants - Arthur
               Andersen LLP, San Jose


          23.2 Consent of Independent Auditors - KPMG Peat Marwick LLP

          23.3 Consent of Independent Public Accountants - Arthur
               Andersen LLP, Boston

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              HADCO CORPORATION



Dated:  May 12, 1997                          By: /s/ Timothy P. Losik
                                                  ----------------------------
                                                  Timothy P. Losik
                                                  Chief Financial Officer


                                             EXHIBIT INDEX


   Exhibit Number                                 Exhibit Description                                   Page
   --------------                                 -------------------                                   ----
        23.1                    Consent of Independent Public Accountants - Arthur
                                Andersen LLP, San Jose

        23.2                    Consent of Independent Auditors - KPMG Peat Marwick LLP

        23.3                    Consent of Independent Public Accountants - Arthur
                                Andersen LLP, Boston
